Scott Carmer Named as CEO of Orgenesis North America

GERMANTOWN, MD —Aug. 4, 2014 — Orgenesis Inc. (OTCQB: ORGS), a leader in the emerging fields of cellular therapy and re-generative medicine, today announced the appointment of industry veteran Scott Carmer as CEO of the company’s North American subsidiary. Carmer has more than 25 years of diverse industry experience within both pharmaceutical and biotech companies.

Orgenesis is a pioneer in the field of “cellular trans-differentiation,” a technology that has potential to regenerate glucose-responsive insulin production and restore glycemic homeostasis for patients suffering from various insulin-dependent disorders. By transforming a patient’s own liver cells into new insulin producing cells, Orgenesis hopes to develop a breakthrough therapy for people living with Type 1 Diabetes. In his new role, Carmer will oversee the Orgenesis drug development and commercialization strategy in North America, focusing on the near-term initiation of Phase I and Phase II clinical trials in the United States.

“As the father of a child who is living with Type 1 Diabetes,” Carmer said. “I am personally motivated to help bring the innovative science pioneered by the Orgenesis team into the clinic. The technology of cellular trans-differentiation, discovered in the research labs of Prof. Sarah Ferber, has established pre-clinical Proof-of-Principle that human adult liver cells can successfully be transformed into glucose responsive and functionally mature insulin producing cells. I am honored and excited to be a part of this company and its cause. It’s extremely motivating to be working with a team of people dedicated to curing Type 1 Diabetes as we know it today.”

Before joining Orgenesis, Carmer led the US Specialty Care Division of AstraZeneca, and had responsibility for the company’s portfolio of specialty care biopharmaceutical products. Prior to his role at AZ, he served as Executive Vice President, Commercial Operations of MedImmune (which was acquired by AstraZeneca). Previous to his roles at AZ/MedImmune, Carmer was Vice President, Rheumatology Sales & Marketing for Genentech, where he was responsible for the US launches of Rituxan and ACTEMRA in Rheumatoid Arthritis. He joined Genetech from Amgen, Inc., where he last held the role of Global Therapeutic Area Head for Bone and Metabolic Disorders, and was responsible for global development and commercialization strategies for denosumab (Xgeva and Prolia). Carmer began his career at GSK, where he held various positions of increasing responsibility in the areas of sales, marketing, strategic pricing and business development.

“Scott is a natural leader with an established track record of successfully building and leading teams. His vast commercialization experience in the field of biologics – from early clinical development to launch – will be a tremendous asset to Orgenesis as we work to quickly transition our technology from research into P1 clinical trials,” said Vered Caplan, chairperson and CEO of Orgenesis. “He has a proven ability to work in close partnership with research, clinical, regulatory and manufacturing functions to successfully bring complex biologics to market. Scott is a solutions-oriented, creative thinker, and we are excited to have him as a part of our team.”

About Orgenesis, Inc.
Orgenesis is a development stage company that is committed to curing Type 1 Diabetes. In pursuit of this goal, the company is developing a novel technology that combines cellular therapy and regenerative medicine. Through a proprietary biologic process called 'cellular trans-differentiation,' Orgenesis has proven that, when exposed ex vivo to certain pancreatic transcription factors and in specific sequence, human adult liver cells can be transformed into fully functional, beta cell-like insulin producing cells (IPCs). After ex vivo expansion, the IPCs are reinfused via the portal vein. In pre-clinical models of Type 1 Diabetes (Non-Obese Diabetic mice), the re-introduced IPCs remain in the liver, effectively respond to glucose challenge and successfully maintain glycemic homeostasis. In the same NOD model, the implanted IPCs were not subject to auto-immune attack or cellular ablation. Orgenesis plans to initiate P1/2 trials in the next 12-16 months. For more information visit: www.orgenesis.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" which are not purely historical. Such forward-looking statements include, among other things, the expectations of management that our regeneration technology can be developed as therapeutic treatment for diabetes which could, if successful, mean the end of diabetes as we know it; that we will initiate Phase I and Phase II clinical trials in the United States in the near-term; that we can quickly transition our technology from research into P1 clinical trials. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Orgenesis will obtain from them. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing; the ability to pass clinical trials so as to move on to the next phase; our ability to retain key employees; our ability to finance development and operations; our ability to satisfy the rigorous regulatory requirements for new medical procedures; and competitors may develop better or cheaper alternatives to our products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact:
Vered Caplan
Chairperson & CEO
+ 972-54 4301 034
Vered.C@orgenesis.com

Media Contact:
Tim Rush
Springboard5
(801) 208-1100
tim.rush@springboard5.com